Exhibit 10.1

Writer’s Direct Line (403) 294-4957

August 12, 2011

BY COURIER

Legend Energy Canada Ltd.

801 – 6 Avenue SW, Suite 1750

Calgary, AB T2P 3W2

ATTENTION:	Mr. Marshall Diamond-Goldberg
President

Dear Sir:

RE:	CREDIT FACILITIES – NATIONAL BANK OF CANADA / LEGEND ENERGY CANADA LTD.

We are pleased to advise that National Bank of Canada has approved the following Credit Facilities for Legend Energy Canada Ltd., subject to the terms and condition set out herein. This Offering Letter contains all the terms and conditions pertaining to the availability of Credit Facilities from National Bank of Canada.

BORROWER:	LEGEND ENERGY CANADA LTD. (the “Borrower” or “Loan Party”).

LENDER:	NATIONAL BANK OF CANADA (the “Bank”).

CREDIT FACILITY A:	REVOLVING OPERATING DEMAND LOAN (the “Credit Facility A”).

MAXIMUM AMOUNT:	$6,000,000.

PURPOSE:	Credit Facility A shall only be used for the Borrower’s general corporate purposes including capital expenditures and to assist in financing the acquisition of producing petroleum and natural gas assets from International Sovereign Energy Corp. closing August 31, 2011.

AVAILABILITY:	Prime Rate loans (“Prime Rate Loans”). Revolving in whole multiples of Cdn$25,000.

Letters of credit and/or letters of guarantee (“L/C/Gs”) (maximum term one year). The aggregate Face Amount of L/C/Gs issued and outstanding at any time limited to $500,000 in any currency acceptable to the Bank.

REPAYMENT:	Interest only but always subject to Availability, Review, and the Bank’s right of demand.

National Bank of Canada

2700, 530 - 8 Avenue S.W.

Calgary (Alberta) T2P 3S8

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 2

INTEREST RATE:	The Borrower shall pay interest calculated daily and payable monthly, not in advance, on the outstanding principal amount of Prime Rate Loans drawn under the Credit Facility A at a rate per annum equal to the Prime Rate as designated from time to time by the Bank plus one percent (Prime Rate + 1,00% p.a.). Interest at the aforesaid rate shall be due and payable on the 26th day of each and every month until all amounts owing to the Bank are paid in full. Interest shall be paid via automatic debit to the Borrower’s account at the Calgary Branch of the Bank.

As of this date, the Bank’s Prime Rate is 3.00% per annum.

STANDBY FEE:	One-quarter percent per annum (0.25% p.a.), based on a 365 or 366 day period, as the case may be, on the undrawn portion of the Credit Facility A (the “Standby Fee”), payable monthly on the first Business Day of each month.

L/C/G FEE:	One and one-half percent per annum (1.50% p.a.), based on a 365 or 366 day period, as the case may be, of the issue amount, payable at issue (the “L/C/G Fee”). This non-refundable, upfront fee is to be based on the number of months the L/C/G is to be outstanding with any portion of 31 days to be considered a complete month.

EVIDENCE OF DEBT:	Revolving Demand Credit Agreement and the records of the Bank. Such records maintained by the Bank shall constitute in the absence of manifest error prima facie evidence of the obligations of the Borrower to the Bank in respect of Advances made. The failure by the Bank to correctly record any such amount or date shall not adversely affect the obligations of the Borrower to pay amounts due hereunder to the Bank in accordance with this Offering Letter.

CREDIT FACILITY B:	MASTERCARD FACILITY (the “Credit Facility B”).

MAXIMUM AMOUNT:	$20,000.

PURPOSE:	Credit Facility B shall only be used by the Borrower to facilitate travel, entertainment, and supplier expenses for company officers.

REPAYMENT:	Payment in full, monthly.

INTEREST RATE:	Standard rates as established from time to time by MasterCard.

EVIDENCE OF DEBT:	MasterCard monthly statements and the records of the Bank. Such records maintained by the Bank shall constitute in the absence of manifest error prima facie evidence of the obligations of the Borrower to the Bank in respect of Advances made. The failure by the Bank to correctly record any such amount or date shall not adversely affect the obligations of the Borrower to pay amounts due hereunder to the Bank in accordance with this Offering Letter.

RISK MANAGEMENT FACILITY (the “Risk Management Facility”)

PURPOSE:	Risk Management Facility shall be used by the Borrower for Financial instruments.

AVAILABILITY:	Various Financial Instruments. Maximum term 24 months. Subject to Bank availability and including a cross default limit of $500,000.

SETTLEMENT:	Settlement as per contract maturities.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 3

EVIDENCE OF USAGE:	Executed treasury contracts, executed ISDA Master Agreement with appropriate annexes, other documentation acceptable to the Bank, and the records of the Bank. Such records maintained by the Bank shall constitute in the absence of manifest error prima facie evidence of the obligations of the Borrower to the Bank in respect of Advances made. The failure by the Bank to correctly record any such amount or date shall not adversely affect the obligations of the Borrower to pay amounts due hereunder to the Bank in accordance with this Offering Letter.

FOR ALL CREDIT FACILITIES

DEFINITIONS:	In this Offering Letter, including the Appendices hereto and in all notices given pursuant to this Offering Letter, capitalized words and phrases shall have the meanings given to them in this Offering Letter in their proper context, and words and phrases not otherwise defined in this Offering Letter but defined in Appendix C to this Offering Letter shall have the meanings given to them in Appendix C to this Offering Letter.

INTERPRETATION:	In this Offering Letter, unless otherwise specifically provided, words importing the singular will include the plural and vice versa, words importing gender shall include the masculine, the feminine and the neuter, and “in writing” or “written” includes printing, typewriting or any electronic means of communication capable of being visibly reproduced at the point of reception, including by facsimile.

FEES:	$24,000. US$12,000 collected (CA$11,472) and $12,528 due and payable upon provision of this Offering Letter. Non-refundable. This fee includes the Bank’s engineering expenses incurred for this Review.

SECURITY:	The following security shall be completed, duly executed, delivered, and registered, where necessary, to the entire satisfaction of the Bank and its counsel. All present and future security (the “Security”) and the terms thereof shall be held by the Bank as continuing security for all present and future debts, obligations and liabilities (whether direct or indirect, absolute or contingent) of the Loan Parties to the Bank including without limitation for the repayment of all loans and advances made hereunder and for other loans and advances that may be made from time to time in the future whether hereunder or otherwise. For greater certainty, all Financial Instruments, including without limitation swaps and forwards, entered into at any time with the Bank (or any of its subsidiaries or affiliates from time to time) are deemed to be debts, obligations and liabilities of the Borrower and are secured by the Security on a pari passu basis and shall rank pari passu with all other indebtedness under the Credit Facilities. Where applicable, the Security will be in the Bank’s standard form.

To Be Obtained:

	1.	Accepted Offering Letter dated August 12, 2011.

	2.	General Assignment of Book Debts.

	3.	$25,000,000 Debenture with a floating charge over all assets of the Borrower with a negative pledge and undertaking to provide fixed charges on the Borrower’s producing petroleum and natural gas properties at the request of the Bank, and pledge of such Debenture.

	4.	Evidence of insurance coverage in accordance with industry standards designating the Bank as first loss payee in respect of the proceeds of the insurance.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 4

	5.	Appropriate title representation (Officer’s Certificate as to Title) including a schedule of major producing petroleum and natural gas reserves described by lease (type, date, term, parties), legal description (wells and spacing units), interest (Working Interest or other APO/BPO interests), overrides (APO/BPO), gross overrides, and other liens, encumbrances, and overrides); (or, at the request of the Bank, title opinion satisfactory to the Bank and its counsel).

	6.	Alberta Land Titles Office Name Search Consent from each Loan Party.

	7.	Assignment of revenues and monies under material contracts, as applicable.

	8.	Legal Opinion of the Bank’s counsel.

	9.	Such other security, documents, and agreements that the Bank or its legal counsel may reasonably request.

The Security shall be registered in the of Alberta, in a first priority position, subject only to Permitted Encumbrances.

REPRESENTATIONS AND WARRANTIES:	Each Loan Party represents and warrants to the Bank (all of which representations and warranties each Loan Party hereby acknowledges are being relied upon by the Bank in entering into this Offering Letter) that:

	1.	Each Loan Party has been duly incorporated or formed, as applicable, and is in good standing under the legislation governing it, and it has the powers, permits, and licenses required to operate its business or enterprise and to own, manage, and administer its property.

	2.	This Offering Letter constitutes, and the Security and related agreements shall constitute, legal, valid, and binding obligations of each Loan Party party thereto, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar taws affecting creditors’ rights generally and to the availability of equitable remedies.

	3.	Each Loan Party has the right to pledge, charge, mortgage, or lien its assets in accordance with the Security contemplated by this Offering Letter.

	4.	Each Loan Party is presently in good standing under, and shall duly perform and observe, all material terms of all documents, agreements, and instruments affecting or relating to the petroleum assets of such Loan Party.

	5.	There has been no adverse material change in the financial position of any Loan Party since the date of its most recent proforma balance sheet, which were furnished to the Bank. Such consolidated financial statements fairly present the financial position of each Loan Party at the date that they were drawn up. No Loan Party foresees incurring any major liability which it has not already disclosed to the Bank.

	6.	No Loan Party is involved in any dispute or legal or regulatory proceedings likely to materially affect its financial position or its capacity to operate its business.

	7.	No Loan Party is in default under the contracts to which it is a party or under the applicable legislation and regulations governing the operation of its business or its property, including, without limitation, all Environmental Requirements subsequently stated in Environmental Obligations.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 5

	8.	The Borrower has no subsidiaries.

	9.	The chief executive office (for the purposes of the PPSA) of each Loan Party is located in Alberta.

	10.	Each Loan Party has all the requisite power, authority and capacity to execute and deliver this Offering Letter and the Security (to which it is a party) and to perform its obligations hereunder and thereunder.

	11.	The execution and delivery of this Offering Letter and the Security (to which it is a party) and the performance of the terms of this Offering Letter and such Security do not violate the provisions of any Loan Party’s constating documents or its by-laws or any law, order, rule or regulation applicable to it and have been validly authorized by it.

	12.	The execution, delivery and performance of the terms of this Offering Letter and the Security (to which it is a party) will not constitute a breach of any agreement to which any Loan Party or its property, assets or undertaking are bound or affected.

	13.	No Loan Party has incurred any indebtedness or obligations for borrowed money (other than as contemplated hereby or payables incurred in the ordinary course of business or as previously disclosed in writing to the Bank) and has not granted any security ranking equal with or in priority to the Security (other than Permitted Encumbrances).

Unless expressly stated to be made as of a specific date, the representations and warranties made in this Offering Letter shall survive the execution of this Offering Letter and all Security, and shall be deemed to be repeated as of the date of each Advance and as of the date of delivery of each Compliance Certificate, subject to modifications made by the Borrower to the Bank in writing and accepted by the Bank. The Bank shall be deemed to have relied upon such representations and warranties at each such time as a condition of making an Advance hereunder or continuing to extend the Credit Facilities hereunder.

CONDITIONS PRECEDENT:	Prior to any drawdown under the Credit Facilities, the Borrower shall have provided, executed or satisfied the following, to the Bank’s satisfaction (collectively with all other conditions precedent set out in this Offering Letter, the “Conditions Precedent”):

	1.	A Revolving Demand Credit Agreement in the face amount of $6,000,000 duly executed and delivered to the Bank by the Borrower.

	2.	All Security shall be duly completed, authorized, executed, delivered by each Loan Party which is a party thereto, and registered, all to the satisfaction of the Bank and its counsel.

	3.	A legal opinion from the Borrower’s counsel, in form and substance satisfactory to the Bank and its counsel, that each Loan Party has been duly incorporated (or formed, as applicable), is validly subsisting, and is in good standing, that the Security has been duly authorized and executed, and that each Loan Party has the corporate power and capacity to enter into and perform the obligations contemplated by this Offering Letter and the Security.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 6

	4.	Satisfactory evidence to the Bank and its counsel that the Borrower has proper title to its major petroleum and natural gas interests and that no prior charges, liens, encumbrances, or claims exist against such interests.

	5.	Evidence of closing of the petroleum and natural gas reserve acquisition from International Sovereign Energy Corp., including a copy of the executed purchase and sale agreement and any related conveyance.

	6.	No interest letter from National Bank of Canada.

	7.	True copy of constating documents, including all amendments thereto, of each Loan Party.

	8.	True copy of the resolutions of the board of directors of each Loan Party authorizing the execution and delivery of this Offering Letter and the Security.

	9.	All fees due and payable to the Bank shall have been paid.

	10.	No Default or Event of Default shall exist.

	11.	No Material Adverse Effect has occurred with respect to any Loan Party or the Security.

	12.	Any other document that may be reasonably requested by the Bank.

The above conditions are inserted for the sole benefit of the Bank, and may be waived by the Bank in whole or in part (with or without terms or conditions) in respect of any particular Advance, provided that any waiver shall not be binding unless given in writing and shall not derogate from the right of the Bank to insist on the satisfaction of any condition not expressly waived in writing or to insist on the satisfaction of any condition waived in writing which may be requested in the future.

REPORTING REQUIREMENTS:	The Borrower shall submit to the Bank:

	1.	Monthly production and revenue reports in form and substance satisfactory to the Bank within 60 calendar days of each month end;

	2.	Quarterly unaudited consolidated financial statements, including balance sheet, income statement, and cash flow statement, and Compliance Certificate within 60 calendar days of each fiscal quarter end for the first three fiscal quarters of each fiscal year;

	3.	Annual audited consolidated financial statements and Compliance Certificate within 120 calendar days of each fiscal year end;

	4.	Annual independent engineering report in form and substance satisfactory to the Bank on the petroleum and natural gas reserves of the Borrower within 120 calendar days of each fiscal year end, prepared by a firm acceptable to the Bank;

	5.	Annual consolidated budget for the following fiscal year, including production, cash flow and capital expenditures forecasts, within 120 days of each fiscal year end; and

	6.	Any other information the Bank may reasonably require from time to time.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 7

AFFIRMATIVE COVENANTS:	Each Loan Party shall (each of the below being an “Affirmative Covenant”):

	1.	Carry on business and operate its petroleum and natural gas reserves in accordance with good practices consistent with accepted industry standards and pursuant to applicable agreements, regulations, and laws.

	2.	Maintain its corporate existence and comply with all applicable laws.

	3.	Pay, when due, all taxes, assessments, deductions at source, crown royalties, income tax or levies for which the payment is guaranteed by legal privilege, prior claim, or legal hypothec, without subrogation or consolidations.

	4.	Comply with all regulatory bodies and provisions regarding environmental procedures and controls.

	5.	Upon reasonable notice, allow the Bank access to its books and records, and take excerpts therefrom or make copies thereof, and to visit and inspect its assets and place(s) of business.

	6.	Maintain adequate and appropriate insurance on its assets including protection against public liability, blow-outs, and “all-risk” perils.

	7.	Inform the Bank of any event or action which would have a Material Adverse Effect on its operational or financial affairs, including but not limited to the sale of assets, guarantees, funded debt from other lenders, or alteration of type of business.

	8.	Keep and maintain books of account and other accounting records in accordance with GAAP.

	9.	Maintain an Adjusted Working Capital Ratio of not less than 1.00:1.00 at all times.

	10.	Pay all amounts due and payable hereunder and pursuant to the Security in accordance with the respective terms hereof and thereof.

	11.	As soon as practicable following receipt by such Loan Party of a request by the Bank to provide fixed charge security over the producing petroleum and natural gas properties of such Loan Party (and in any event not more than 5 Business Days following such request), furnish or cause to be furnished to the Bank, at the sole cost and expense of such Loan Party, fixed charge security over such producing and natural gas properties of such Loan Party as are specified by the Bank, in the form of a supplemental instrument to the Security.

	12.	Observe the terms of and perform its obligations under this Offering Letter and the Security, and under any other agreements now or hereafter made with the Bank.

	13.	Utilize the Advances only for the applicable purposes stipulated herein.

	14.	Notify the Bank, without delay, of (a) any litigation or proceeding in which it is a party if an adverse decision therein would require it to pay more than $300,000 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance), and (b) the institution of any other suit or proceeding involving it that might materially and adversely affect its property, assets or undertaking, or its operations, financial conditions or business.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 8

	15.	Notify the Bank, without delay, of any Default or Event of Default.

	16.	Obtain and maintain the licenses and permits required to operate its business unless failure to obtain such licenses and permits could not reasonably be expected to result in a Material Adverse Effect.

	17.	Provide the Bank with any information or document that it may reasonably require from time to time.

NEGATIVE COVENANTS:	No Loan Party shall, without the prior approval of the Bank (each of the below being a “Negative Covenant”):

	1.	Allow a Change of Control.

	2.	Merge, amalgamate, consolidate, or wind up its assets, unless (i) such merger, amalgamation, consolidation or winding up is with another Loan Party and (ii) it has notified the Bank, without delay, of such merger, amalgamation, consolidation or winding up.

	3.	Reduce or distribute capital or pay dividends or redeem or repurchase common or preferred shares, unless such distribution, dividends, redemptions, and repurchases do not impair the capacity of such Loan Party to fulfil its obligations with respect to the Credit Facilities, including the repayment of all Credit Facilities; notwithstanding the foregoing, no Loan Party shall reduce or distribute capital or pay dividends or redeem or repurchase common or preferred shares when a Default or an Event of Default has occurred and is continuing or shall reasonably expected to occur as a result of reducing or distributing capital or paying dividends or redeeming or repurchasing common or preferred shares, as the case may be.

	4.	Incur further secured indebtedness, pledge or encumber assets, or guarantee the obligations of others.

	5.	Make loans or investments, except to or in another Loan Party.

	6.	Sell or dispose of any assets subject to the Bank’s Security in the aggregate of greater than $300,000 each calendar year. This shall include sale/leaseback transactions on facilities.

	7.	Hedge or contract crude oil, natural gas liquids, or natural gas, on a fixed price basis, exceeding 50% of actual production volumes.

	8.	Monetize or effect an early termination of any fixed price financial hedge or contract.

	9.	Make any material change in the nature of its business as carried on at the date hereof.

	10.	Utilize Advances to finance a hostile takeover.

	11.	Move its property, assets or undertaking outside the jurisdictions in which the Security is registered.

	12.	Move its chief executive office from Alberta.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 9

	13.	Create, acquire or suffer to exist any subsidiary unless such subsidiary provides a guarantee and such other Security required by the Bank, in its sole discretion.

	14.	Experience a change in its executive management which, in the opinion of the Bank, acting in its sole discretion, has or may have a Material Adverse Effect.

ENVIRONMENTAL OBLIGATIONS:	1.	Each Loan Party shall comply with the requirements of all legislative and regulatory environmental provisions (the “Environmental Requirements”) and shall at all times maintain the authorizations, permits, and certificates required under these provisions.

	2.	Each Loan Party shall immediately notify the Bank in the event a contaminant spill or emission occurs or is discovered with respect to its property, operations, or those of any neighbouring property. In addition, it shall report to the Bank forthwith any notice, order, decree, or fine that it may receive or be ordered to pay with respect to the Environmental Requirements relating to its business or property.

	3.	At the request of and in accordance with the conditions set forth by the Bank, each Loan Party shall, at its own cost, provide any information or document which the Bank may require with respect to its environmental situation, including any study or report prepared by a firm acceptable to the Bank. In the event that such studies or reports reveal that any Environmental Requirements are not being respected, the applicable Loan Party shall effect the necessary work to ensure that its business and property comply with the Environmental Requirements within a period acceptable to the Bank.

	4.	Each Loan Party undertakes to indemnify the Bank for any damage which the Bank may suffer or any liability which it may incur as a result of any noncompliance with the Environmental Requirements.

	5.	The provisions, undertakings, and indemnification set out in this section shall survive the satisfaction and release of the Security and payment and satisfaction of the indebtedness and liability of the Borrower to the Bank pursuant to the terms hereof.

EVENTS OF DEFAULT:	Notwithstanding that the Credit Facilities are on a demand basis, and without prejudice to the Bank’s rights thereby, the following shall be considered events of default (“Events of Default”), upon the occurrence of which, or of a Default, the Bank may choose, in its sole discretion, to cancel all credit availability and to demand repayment of the Credit Facilities in full, together with outstanding accrued interest, fees and any other obligations of the Borrower to the Bank, and, without prejudice to the Bank’s other rights and remedies, the Bank’s Security shall become enforceable:

	1.	Immediately upon failure by any Loan Party to pay any instalment of principal, interest, fees, costs, incidental charges or any other amount payable hereunder or under any of the Security when due.

	2.	Any material representation or warranty contained in this Offering Letter, the Security, any certificate or any opinion delivered hereunder proves to be untrue.

	3.	Failure by any Loan Party to observe or comply with any Affirmative Covenant, Negative Covenant, Environmental Obligation, condition, or term as outlined herein, or in any Security document or underlying agreements delivered pursuant hereto (not otherwise specifically dealt with in this Events of Default Section).

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 10

4.	In the opinion of the Bank, acting reasonably, a Material Adverse Effect in the financial condition of any Loan Party or to the operation of any Loan Party’s assets has occurred.

5.	If a petition is filed, an order is made or a resolution passed, or any other proceeding is taken for the winding up, dissolution, or liquidation of any Loan Party.

6.	If proceedings are taken to enforce any encumbrance on the assets of any Loan Party having a value in the aggregate greater than $300,000, excepting as long as such proceedings are being contested in good faith by such Loan Party and security satisfactory to the Bank has been provided to the Bank.

7.	If any Loan Party ceases or threatens to cease to carry on its business, or if proceedings are commenced for the suspension of the business of any Loan Party, or if any proceedings are commenced under the Companies Creditors Arrangements Act (Canada) or under the Bankruptcy and Insolvency Act (Canada) (including filing a proposal or notice of intention) with respect to any Loan Party, or if any Loan Party commits or threatens to commit an act of bankruptcy, or if any Loan Party becomes insolvent or bankrupt or makes an authorized assignment pursuant to the Bankruptcy and Insolvency Act (Canada), or a bankruptcy petition is filed by or presented against any Loan Party.

8.	If proceedings are commenced to appoint a receiver, receiver/manager, or trustee in respect of the assets of any Loan Party by a court or pursuant to any other agreement.

9.	If any Loan Party is in default under the terms of any other contracts, agreements or writings with any other creditor having liens on the property of such Loan Party and such default could reasonably be expected to result in a Material Adverse Effect.

10.	If the validity, enforceability or, where applicable, priority of this Offering Letter or any of the Security is prejudiced or endangered.

11.	If an event of default under any of the Security occurs and is continuing, or any other event which constitutes or which with the giving of notice or lapse of time or otherwise would constitute an event of default under any of the Security occurs.

12.	If any event of default under any material agreement to which a Loan Party is a party occurs and is continuing, or any other event which constitutes or which with the giving of notice or lapse of time or otherwise would constitute an event of default under any material agreement to which a Loan Party is a party occurs.

13.	If the Bank in good faith believes and has commercially reasonable grounds to believe that the prospect of repayment of any Advance is or is about to be impaired or that the collateral secured by the Security is or is about to be placed in jeopardy.

14.	If any Material Adverse Effect occurs.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 11

INTEREST ON
OVERDUE AMOUNTS:	Notwithstanding any other provision of this Offering Letter, in the event that any amount due hereunder (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall and hereby agrees to pay to the Bank interest on such unpaid amount (including, without limitation, interest on interest), if and to the fullest extent permitted by applicable law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is made before 10:00 a.m. at the place of payment on the date of such payment), and such interest shall accrue daily, be calculated and compounded on the last Business Day of each calendar month and be payable in the currency of the relevant Advance on demand, as well after as before maturity, default and judgment, at a rate per annum that is equal to: (i) the rate of interest then being charged on Prime Rate Loans under the applicable Credit Facility plus 2.00% per annum, for overdue amounts in Canadian Dollars under such Credit Facility; and (ii) the rate of interest then being charged on Base Rate Loans under the applicable Credit Facility plus 2.00% per annum, for overdue amounts in U.S. Dollars under such Credit Facility. The Borrower hereby waives, to the fullest extent it may do so under applicable law. any provisions of applicable law, including specifically the Interest Act (Canada) or the Judgment Interest Act (Alberta), which may be inconsistent with this Offering Letter.

COSTS:	All reasonable third party expenses incurred by the Bank in connection with the Credit Facilities or this Offering Letter are for the account of the Borrower including, but not limited to, legal fees (on a solicitor and own client basis) and future engineering fees.

CHANGE OF LAWS:	Notwithstanding anything contained in this letter to the contrary, in the event that:

	1.	changes to any existing law or regulation or the introduction of any new law or regulation, or taxes other than income taxes, including, without limitation, a sales tax on loan transactions, or in the interpretation or administration thereof; or

	2.	compliance by the Bank with any request from or requirement of any central bank or other fiscal or monetary authority having jurisdiction over Canadian banks general (whether or not such request has the force of law);

cause the Bank to:

		a.	incur any cost as a result of having entered into and/or performed its obligations hereunder and/or as a result of obligations or options remaining outstanding hereunder including, without limitation, any reserve or special deposit requirement or any payment on or calculated by reference to the amount of the Credit Facilities hereunder; or

		b.	suffer a reduction in the rate of return on that part of its overall capital (not due to the rates of tax payable on their overall profits or net income) as a result of a requirement to attribute or allocate capital to the Credit Facilities or a Credit Facility provided hereunder in respect of that part of such Credit Facilities or Credit Facility which is for the time being undrawn as a result of a change in the manner in which the Bank is required to allocate resources to its obligations hereunder, then the Bank reserves the right to increase the charges for the Credit Facilities or such Credit Facility provided hereunder by the amount of such additional cost of liability as determined by the Bank and the Borrower agrees that it will forthwith on demand pay to the Bank amounts sufficient to reimburse the Bank against such costs or liabilities.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 12

CURRENT ACCOUNTS:	Each Loan Party shall maintain its current accounts at the Calgary Branch of the Bank through which it shall conduct all of its banking activities.

Regular Bank service charges shall apply in the day-to-day operations of each Loan Party’s accounts.

GENERAL:	Time is of the essence.

The terms and conditions of this Offering Letter between the Bank and each Loan Party are confidential and shall be treated accordingly.

Each Loan Party shall do all things and execute all documents deemed necessary or appropriate by the Bank for the purposes of giving full force and effect to the terms, conditions, undertakings, and security granted or to be granted hereunder.

When a conflict or inconsistency exists between the Security and this Offering Letter, this Offering Letter shall govern to the extent necessary to remove such conflict or inconsistency. Notwithstanding the foregoing, if there is any right or remedy of the Bank set out in any of the Security or any part of which is not set out or provided for in this Offering Letter, such additional right shall not constitute a conflict or inconsistency.

ACCOUNT DEBITS:	Each Loan Party hereby irrevocably authorizes the Bank to debit periodically or from time to time, any bank account it may maintain at the Bank in order to pay all or part of the amounts any Loan Party may owe to the Bank hereunder.

PERSONAL PROPERTY SECURITY ACT (ALBERTA)
REQUIREMENTS:	Each Loan Party hereby waives the requirement for the Bank to provide copies of Personal Property Security Act (Alberta) (collectively with the equivalent legislation in other jurisdictions, the “PPSA”) registrations, verification statements, or financing statements undertaken by the Bank.

Each Loan Party hereby agrees to provide to the Bank written notice of a change in its name or address immediately.

ASSIGNMENT:	No rights or obligations of any Loan Party hereunder and no amount of the Credit Facilities may be transferred or assigned by any Loan Party, any such transfer or assignment being null and void insofar as the Bank is concerned and rendering any balance then outstanding of the loan immediately due and payable at the option of the Bank and releasing the Bank from any and all obligations of making any further advances hereunder.

DEMAND:	Notwithstanding any of the terms of this Offering Letter, all obligations of any Loan Party hereunder are repayable to the Bank at any time upon its demand.

ADJUSTMENTS:	Notwithstanding any maximum amount, Availability, Reduction Amount, Pricing Grid, interest rate, margin calculation, Applicable Margin, Standby Fee, Stamping Fee, L/C/G Fee or other fee quoted herein, the Bank shall have the right to adjust such maximum amount, Availability, Reduction Amount, Pricing Grid, interest rate, margin calculation, Applicable Margin, Standby Fee, Stamping Fee, L/C/G Fee or other fee, at the Bank’s sole discretion.

NO OBLIGATION:	Upon the Bank’s demand for repayment or upon the occurrence of a Default or an Event of Default, the Bank shall have no obligation or liability to make further advances under the Credit Facilities.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 13

ACCESS TO
INFORMATION:	Each Loan Party hereby authorizes the Bank to use the necessary information pertaining to it which the Bank has or may have for the purpose of granting credit and insurance products (where permitted by law) and further authorize(s) the Bank to disclose such information to its affiliates and subsidiaries for this same purpose. Moreover, it hereby authorizes the Bank to obtain persona! information pertaining to it from any party likely to have such information (credit or information bureau, financial institution, creditor, employer, tax authority, public entity, Persons with whom they might have business relations, and affiliates or Bank subsidiaries) in order to verify the accuracy of all information provided to the Bank and to ensure the solvency of each Loan Party at all times.
ANTI-MONEY LAUNDERING
LEGISLATION:	Each Loan Party acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti money laundering, anti terrorist financing, government sanction and “know your client” laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Bank may be required to obtain, verify and record information regarding any Loan Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party , and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by the Bank, or any prospective assign or participant of the Bank, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

NOTICE:	Notices to be given under this Offering Letter, the Security or any other document in respect thereto any of Loan Party or the Bank shall, except as otherwise specifically provided, be in writing addressed to the party for whom it is intended Notices shall be given by personal delivery or transmitted by facsimile and shall be deemed to be received on the Business Day of receipt (unless such delivery or transmission is received after 1:00 p.m. Mountain Time, in which case it shall be deemed to have been received on the following Business Day) unless the law deems a particular notice to be received earlier. The address for each Loan Party shall be the addresses currently recorded on the records of the Bank for such Loan Party, or such other mailing or facsimile addresses as such Loan Party may from to time may notify the Bank as aforesaid. The address for the Bank shall be the Calgary Branch of the Bank or such other mailing or facsimile addresses as the Bank may from to time may notify the Borrower as aforesaid.

AUTHORIZATION REGARDING INSTRUCTIONS SENT
ELECTRONICALLY:	Each Loan Party authorizes the Bank to do all things as authorized by such Loan Party even if such authorization is sent by fax or by e-mail and the Bank may deem such authorization valid and sufficient and the aforementioned presumption of accuracy shall apply to the authorization, whether it is required for transmitting information, a debit, issuing drafts or certified cheques or for any other purpose. Moreover, the Bank will not be held liable for any fees or delays which may be caused when an instruction is sent whether due to a technical problem attributable to the systems in use at the Bank or otherwise.

PAYMENTS:	Unless otherwise indicated herein, the obligation of each Loan Party to make all payments under this Offering Letter and the Security shall be absolute and unconditional and shall not be limited or affected by any circumstance, including, without limitation:

	1.	Any set-off, compensation, counterclaim, recoupment, defence or other right which such Loan Party may have against the Bank of anyone else for any reason whatsoever; or

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 14

	2.	Any insolvency, bankruptcy, reorganization or similar proceedings by or against such Loan Party.

All payments to be made under this Offering Letter shall be made in Canadian Dollars.

All payments made under this Offering Letter shall be made on or prior to 1:00 p.m. Mountain Time on the day such payment is due. Any payment received after 1:00 p.m. Mountain Time shall be deemed to have been received on the following day. Whenever a payment is due on a day which is not a Business Day, such due day shall be extended to the next Business Day and such extension of time shall be included in the computation of any interest payable.

SET-OFF:	The Bank shall have the right to set-off and apply any funds of any Loan Party deposited with or held by the Bank from time to time, and any other indebtedness owing to any Loan Party by the Bank, against any of the amounts outstanding under this Offering Letter from time to time.

JUDGMENT CURRENCY:	If for the purpose of obtaining judgment in any court in any jurisdiction with respect to this Offering Letter it is necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then such conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, rate of exchange means the rate at which the Bank would, on the relevant day, be prepared to sell a similar amount of such currency against the Judgment Currency.

RIGHTS AND REMEDIES
CUMULATIVE:	The rights, remedies and powers of the Bank under this Offering Letter, the Security, at law and in equity are cumulative and not alternative and are not in substitution for any other remedies, rights or powers of the Bank, and no delay or omission in exercise of any such right, remedy or power shall exhaust such rights, remedies and powers to be construed as a waiver of any of them.

WAIVERS AND
AMENDMENTS:	No term, provision or condition of this Offering Letter or any of the Security, may be waived, varied or amended unless in writing and signed by a duly authorized officer of the Bank.

INTEREST ACT
(CANADA):	Any interest rate set forth in this Offering Letter based on a period less than a year expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such interest rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the period upon which it was based. The Borrower hereby waives, to the fullest extent it may do so under law, any provisions of law, including specifically the Interest Act (Canada) or the Judgment Interest Act (Alberta), which may be inconsistent with this Offering Letter.

GAAP / IFRS:	All financial statements required to be furnished by the Borrower to the Bank hereunder shall be prepared in accordance with GAAP, Each accounting term used in this Offering Letter, unless otherwise defined herein, has the meaning assigned to it under GAAP and, except as otherwise provided herein, reference to any balance sheet item, statement of income item or statement of cash flows item means such item as computed from the applicable financial statement prepared in accordance with GAAP.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 15

If there occurs a change in GAAP (an “Accounting Change”), including as a result of a conversion to International Financial Reporting Standards (“IFRS”), and such change would result in a change (other than an immaterial change) in the calculation of any financial covenant, standard or term used hereunder, then at the request of the Borrower or the Bank, the Borrower and the Bank shall enter into negotiations to amend such provisions so as to reflect such Accounting Change with the result that the criteria for evaluating the financial condition of the Borrower or any other party, as applicable, shall be the same after such Accounting Change, as if such Accounting Change had not occurred. If, however, within 30 days of the foregoing request by the Borrower or the Bank, the Borrower and the Bank have not reached agreement on such amendment, the method of calculation shall not be revised and all amounts to be determined thereunder shall be determined without giving effect to the Accounting Change.

GOVERNING LAW:	This Offering Letter shall be construed and governed in accordance with the laws of the Province of Alberta. Each Loan Party irrevocably and unconditionally attorns to the non-exclusive jurisdiction of the courts of the Province of Alberta and all courts competent to hear appeals therefrom.

REVIEW:	Without detracting from the demand nature of the Credit Facilities, the Credit Facilities are subject to periodic review by the Bank in its sole discretion (each such review is referred to in this Offering Letter as a “Review”). The next Review is scheduled on or before January 1, 2012, but may be set at an earlier or later date at the sole discretion of the Bank.

EXPIRY DATE:	This Offering Letter is open for acceptance until August 19, 2011 (as may be extended from time to time as follows, the “Expiry Date”) at which time it shall expire unless extended by mutual consent in writing. We reserve the right to cancel our offer at any time prior to acceptance.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 16

If the foregoing terms and conditions are acceptable, please sign two copies of this Offering Letter and return one copy to the Bank by the Expiry Date. This Offering Letter may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and such counterparts together shall constitute one and the same agreement. The delivery of a facsimile or other electronic copy of an executed counterpart of this Offering Letter shall be deemed to be valid execution and delivery of this Offering Letter, but the party delivering a facsimile or other electronic copy shall deliver an original copy of this Offering Letter as soon as possible after delivering the facsimile or other electronic copy.

National Bank of Canada appreciates the opportunity of providing this Offering Letter to Legend Energy Canada Ltd. We look forward to a continuing and mutually beneficial relationship.

Yours truly,

NATIONAL BANK OF CANADA

David K. Forsyth	John W. Swendsen
Director	Vice President & Managing Director
Energy Group	Energy Group

AGREED AND ACCEPTED this 15 day of August, 2011.

LEGEND ENERGY CANADA LTD.

Per:

Per:

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 17

APPENDIX A

CREDIT:	Energy Group	Director:	Mr. David Forsyth
	National Bank of Canada	Telephone:	(403) 294-4957
	530 – 8 Avenue SW, Suite 2700	Facsimile:	(403) 294-3078
	Calgary, AB T2P 3S8	E-mail:	david.forsyth@nbcenergy.com

		Associate:	Mr. Robert Chorley
		Telephone:	(403) 294-4920
		Facsimile:	(403) 294-3078
		E-mail:	robert.chorley@nbcenergy.com

ADMINISTRATION:	BA Administration; Current	Account Representative:	Ms. Gerry McLean
	Account Documents; L/C/Gs;	Telephone:	(403) 294-4922
	MasterCard; Loan/Account	Facsimile:	(403) 294-3078
	Balances; CAD/USD Money	E-mail:	gerry.mclean@nbcenergy.com
Orders; / Bank Drafts; Bank
Confirmations; Investments;
General Inquiries

BRANCH:	Calgary Branch	Telephone:	(403) 294-4900
	National Bank of Canada	Facsimile:	(403) 294-4965
301 – 6 Avenue SW
Calgary, AB T2P 4M9

INTERNET/	Order Cheques, Loan/Account	Website:	www.nbc.ca
TELEPHONE	Balances; Traces; Stop Payments,	Telephone:	(888) 483-5628
BANKING	List of Current Account
Transactions; Pay Bills; Transfer
Between Accounts

OTHER:	Internet Banking	Manager,	Ms. Kathy Holland
		Global Cash Management:	(403) 294-4948
		Telephone:	(403) 294-4993
		Facsimile:	kholland@nbc.ca
E-mail:

	Foreign Exchange & Interest	Director – FX	Mr. George Androulidakis
	Rates	Telephone:	(403) 440-1126
	National Bank of Canada	Facsimile:	(403) 294-4993
	530 – 8 Avenue SW, Suite 2700	E-mail:	george.androulidakis@tres.bnc.ca
Calgary, AB T2P 3S8

	Commodity Derivatives	Telephone:	(403) 294-4935
	530 – 8 Avenue SW, Suite 2700	Facsimile:	(403) 294-4993
	Calgary, AB T2P 3S8	E-mail:	energy@nbcenergy.com

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 18

APPENDIX B

COMPLIANCE CERTIFICATE

To:	National Bank of Canada

530 – 8th Ave SW, Suite 2700

Calgary, AB

I                                         , of the City of                             , in the Province of                             , hereby certify as at the date of this Certificate as follows:

1.	I am the of Legend Energy Canada Ltd. (the “Borrower”) and I am authorized to provide this Certificate to you for and on behalf of the Borrower;

2.	This Certificate applies to the fiscal quarter ended , ;

3.	I am familiar with and have examined the provisions of the Offering Letter dated August 12, 2011, as amended from time to time, between the Borrower and National Bank of Canada and I have made such investigations of corporate records and inquiries of other officers and senior personnel of each Loan Party as I have deemed reasonably necessary for purposes of the Certificate;

4.	As of the date hereof, the Borrower confirms that all of its subsidiaries (if any) are Loan Parties.

5.	The representations and warranties set forth in the Offering Letter are in all material respects true and correct on the date hereof;

6.	No Default or Event of Default has occurred and is continuing of which we are aware;

7.	As required, I have calculated the Adjusted Working Capital Ratio for the fiscal quarter ended as follows:

                 : 1.00; and

8.	All relevant calculations and financial statements are attached.

Except where the context otherwise requires, all capitalized terms used herein have the same meanings as given thereto in the Offering Letter.

This Certificate is given by the undersigned officer in their capacity as an officer of the Borrower without any personal liability on the part of such officer.

Executed at the City of                     , in the Province of                      this              day of                     , 20    .

Yours truly,

LEGEND ENERGY CANADA LTD.

Per:
Name:
Title:

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 19

LEGEND ENERGY CANADA LTD.

COMPLIANCE CERTIFICATE

Calculation of Adjusted Working Capital Ratio

Current Assets

Current assets	$
Less: Unrealized Hedging Gains		(	)
Add: Undrawn Availability under Credit Facility A

	$	(A	)

Current Liabilities

Current liabilities	$
Less: Unrealized Hedging Losses		(	)
Less: Current Portion of Bank Debt		(	)

	$	(B	)

Adjusted Working Capital Ratio calculated as follows:

A =
B

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 20

APPENDIX C

DEFINITIONS

In the Offering Letter, including all Appendices to the Offering Letter, and in all notices given pursuant to the Offering Letter, unless something in the subject matter or context is inconsistent therewith, capitalized words and phrases shall have the meanings given to them in the Offering Letter in their proper context, and capitalized words and phrases not otherwise defined in the Offering Letter shall have the following meanings:

“Adjusted Working Capital Ratio” means the ratio of (i) Current Assets plus undrawn Availability under Credit Facility A to (ii) Current Liabilities.

“Advance” means an advance of funds made by the Bank under a Credit Facility to the Borrower, or if the context so requires, an advance of funds under one or more of the Credit Facilities or under one or more of the availability options of one or more of the Credit Facilities, and any reference relating to the amount of Advances shall mean the sum of the principal amount of all outstanding Prime Rate Loans and Base Rate Loans, plus the Face Amount of all outstanding BAs and the stated amount of all L/C/Gs as applicable.

“Appendix” means an appendix to the Offering Letter.

“Applicable Margin” means, at any time, a margin, expressed as a rate per annum based on a 365 or 366 day period, as the case may be, for Prime Rate Loans, Base Rate Loans and payment of Standby Fees and L/C/G Fees, or based on a 365 day period in the case of Stamping Fees, and in any case payable to the Bank, as set out in the Pricing Grid for Facility A under the then Net Debt to Cash Flow Ratio applicable to the type of Advance.

“Availability” has the meaning ascribed to such term under the section heading “Availability”, with respect to the applicable Credit Facility.

“bps” means one one-hundredth of one percent.

“Business Day” means a day on which banks are open for business in Calgary, Alberta, Montreal, Quebec and Toronto, Ontario; but does not, in any event, include a Saturday or Sunday.

“Calgary Branch of the Bank” means the branch of the Bank at 301 – 6 Avenue SW, Calgary, AB T2P 4M9, fax (403) 294-4965, or such other address as the Bank may notify the Borrower from time to time.

“Canadian Dollars”, “Cdn Dollars”, “Cdn$” , “CA$” and “$” mean the lawful money of Canada.

“Capital Lease” means, with respect to any Person, any lease or other arrangement relating to real or personal property which should, in accordance with GAAP, be accounted for as a capital lease on a balance sheet of such Person but excluding any lease that would in accordance with GAAP be determined to be an operating lease.

“Cash Flow” means, at any time, the annualized cash flow of the Borrower on a consolidated basis for the most recent fiscal quarter as determined from its quarterly financial statements for that fiscal quarter, which for certainty means an annualized aggregate amount expressed in Canadian Dollars of the sum, without duplication, of its:

(a)	net earnings (but excluding from the determination of net earnings, non-cash income, unrealized mark to market gains, Capital Lease payments, any abandonment costs paid in cash, cash taxes and any extraordinary or nonrecurring earnings, gains, and losses);

(b)	depletion, depreciation, accretion and amortization;

(c)	exploration and evaluation expenses to the extent deducted from Net Income;

(d)	future income taxes; and

(e)	other charges to operations not requiring a current cash payment,

it being acknowledged that such annualized cash flow shall be adjusted for such other amounts as reasonably requested by the Bank during such fiscal quarter.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 21

“Change of Control” means the occurrence of any of the following events, with respect to any Loan Party:

(a)	any Person or Persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)), shall beneficially, directly or indirectly, hold or exercise control or direction over and/or has the right to acquire or control or exercise direction over (whether such right is exercisable immediately or only after the passage of time) more than 20% of the issued and outstanding Voting Shares of such Loan Party; or

(b)	during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of such Loan Party cease, for any reason, to constitute at least a majority of the board of directors of such Loan Party unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period (the “Incumbent Directors”) and in particular, any new director who assumes office in connection with or as a result of any actual or threatened proxy or other election contest of the board of directors of the Borrower shall never be an Incumbent Director; or

(c)	such Loan Party ceases to own, control or direct 100% of the Voting Shares of a subsidiary.

“Compliance Certificate” means a certificate of an officer of the Borrower signed on its behalf by the president, chief executive officer, chief operating officer, chief financial officer or any vice president of the Borrower, substantially in the form annexed hereto as Appendix B, to be given to the Bank by the Borrower from time to time pursuant to the Offering Letter.

“Credit Facilities” means the credit facility(ies) (and the risk management facility) to be made available to the Borrower by the Bank in accordance with the provisions of the Offering Letter.

“Current Assets” means, as at any date of determination, the current assets of the Borrower on a consolidated basis for such date as determined in accordance with generally accepted accounting principles but excluding the impact of any Unrealized Hedging Gains.

“Current Liabilities” means, as at any dale of determination, the current liabilities of the Borrower on a consolidated basis for such date as determined in accordance with generally accepted accounting principles but excluding: (i) Current Portion of Bank Debt; and (ii) the impact of any Unrealized Hedging Losses.

“Current Portion of Bank Debt” means any current liabilities under the Credit Facilities other than those that arise due to total advances under a Credit Facility exceeding the maximum amount of such Credit Facility, whether by reduction of maximum amount, fluctuations in exchange rates, or due to mandatory repayments, or due to the occurrence of a Default or an Event of Default, or due to the Bank’s demand for repayment.

“Debt” means, as at any date of determination, all obligations, liabilities and indebtedness of the Borrower which would, in accordance with generally accepted accounting principles, be classified upon a consolidated balance sheet of the Borrower for such date as indebtedness for borrowed money and, without limiting the generality of the foregoing, whether or not so classified, shall include (without duplication):

(a)	obligations under BAs;

(b)	issued and drawn L/C/Gs;

(c)	obligations under guarantees, indemnities, or such other agreements providing financial assistance;

(d)	Capital Leases or sales/lease-backs;

(e)	obligations under deferred purchase price agreements;

(f)	deferred revenues relating to third party obligations;

(g)	the redemption amount of any capital where the holder of such capital has the option to require the redemption of such capital for cash or property and payment of the redemption amounts;

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 22

(h)	any distributions declared but not yet paid; and

(i)	all mark to market losses under any Financial Instruments that are due and owing.

“Default” means any event or condition which, with the giving of notice, lapse of time or both, or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.

“Face Amount” means (i) in respect of a BA, the amount payable to the holder thereof on its maturity, and (ii) in respect of a L/C/G, the maximum amount payable to the beneficiary specified therein or any other Person to whom payments may be required to be made pursuant to such L/C/G.

“Federal Funds Effective Rate” means, on any day, the rate of interest per annum for that day set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (the “H. 15(519)”) opposite the caption “Federal Funds (Effective)” and, if on any day such rate is not yet published in H. 15(519), the rate for such day will be the rate set forth in the Composite 3:30 p.m. Quotations for US Government Securities, or any successor publication, for such day published by the Federal Reserve Board (the “Composite 3:30 p.m. Quotations”) under the caption “Federal Funds Effective Rate”; provided that if such rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, such rate will be the average of the interest rates per annum quoted for such day on overnight Federal funds (such words to have the meaning generally given to them by money market brokers of recognized standing doing business in the United States of America) transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank;

“Financial Instrument” means any currency swap agreement, cross-currency agreement, interest swap agreement, agreement for the making or taking of delivery of any commodity, commodity swap agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar risk management agreement or arrangement, or any combination thereof, to be entered into by the Borrower where (i) the subject matter of the same is interest rates or the price, value or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt) (ii) the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates as in effect from time to time, or (iii) the subject matter of the same is any commodity or the price, value or amount payable thereunder is dependent or based upon the price of any commodity or fluctuations in the price of any commodity.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles consistently applied which are in effect from time to time, as published in the Handbook of the Canadian Institute of Chartered Accountants and other primary sources recognized from time to time by the Canadian Institute of Chartered Accountants.

“ISDA Master Agreement” means an International Swap and Derivatives Association, Inc. Master Agreement (Multi Currency - Cross-Border) as from time to time amended, restated or replaced by the International Swap and Derivatives Association, Inc., including the schedule thereto and any confirmation thereunder as entered into by the Borrower with any counterparty thereto.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, financial condition, operations, assets or capitalization of the Borrower on a consolidated basis and taken as a whole;

(b)	the ability of any Loan Party to pay or perform the obligations under this Offering Letter or the ability of any Loan Party to pay or perform any of its obligations or contingent obligations under any Security or any underlying agreements or document delivered pursuant to this Offering Letter or the Security;

(c)	the ability of any Loan Party to perform it obligations under any material contract, if it would also have a material adverse effect on the ability of such Loan Party to pay or perform its obligations under this Offering Letter, the Security, or any underlying agreements or documents delivered pursuant to this Offering Letter or the Security;

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 23

(d)	the validity or enforceability of this Offering Letter, the Security, or any underlying agreements or documents delivered pursuant to this Offering Letter or the Security; and

(e)	the priority ranking of any security interests granted by this Offering Letter, the Security, or any underlying agreements or documents delivered pursuant to this Offering Letter or the Security, or the rights or remedies intended or purported to be granted to the Bank under or pursuant to this Offering Letter, the Security, or any underlying agreements or documents delivered pursuant to this Offering Letter or the Security.

“Net Debt” means at any time, on a consolidated basis, the aggregate amount (without duplication ) expressed in Canadian Dollars of (a) Working Capital Deficit plus (b) Debt.

“Net Debt to Cash Flow Ratio” means at any time, the ratio of (i) Net Debt to (ii) Cash Flow.

“Offering Letter” means the offering letter to which this appendix is appended, and any appendices thereto, as amended, supplemented, modified, restated or replaced from time to time.

“Permitted Contest” means action taken by a Loan Party in good faith by the appropriate proceedings diligently pursued to contest a tax, claim or security interest, provided that:

(a)	such Loan Party has established reasonable reserves therefor in accordance with GAAP;

(b)	proceeding with such contest does not have, and would not reasonably be expected to have, a Material Adverse Effect; and

(c)	proceeding with such contest will not create a material risk of sale, forfeiture or loss of, or interference with the use or operation of, a material part of the property, assets or undertaking of any Loan Party.

“Permitted Encumbrance” means at any particular time any of the following encumbrances on the property or any part of the property of any Loan Party:

(a)	liens for taxes, assessments or governmental charges not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(b)	liens under or pursuant to any judgment rendered, or claim filed, against a Loan Party, which such Loan Party shall be contesting at the time by a Permitted Contest;

(c)	undetermined or inchoate liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law against any Loan Party or which relate to obligations not due or delinquent, or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(d)	easements, rights-of-way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights-of-way and servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other Persons which individually or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of any Loan Party;

(e)	security given by any Loan Party to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of such Loan Party, ail in the ordinary course of its business which individually or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of any Loan Party;

(f)	the reservation in any original grants from the Crown of any land or interests therein and statutory exceptions to title;

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 24

(g)	security interests in favour of the Bank securing the obligations of any Loan Party under the Offering Letter or the Security;

(h)	the Security;

(i)	liens incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of the exploration, development or operation of petroleum or natural gas interests, related production or processing facilities in which such Person has an interest or the transmission of petroleum or natural gas as security in favour of any other Person conducting the exploration, development, operation or transmission of the property to which such liens relate, for any Loan Party’s portion of the costs and expenses of such exploration, development, operation or transmission, provided that such costs or expenses are not due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(j)	liens for penalties arising under non-participation or independent operations provisions of operating or similar agreements in respect of any Loan Party’s petroleum or natural gas interests, provided that such liens do not materially detract from the value of any material part of the property of any Loan Party;

(k)	any right of first refusal in favour of any Person granted in the ordinary course of business with respect to all or any of the petroleum or natural gas interests of any Loan Party;

(1)	any encumbrance or agreement entered into in the ordinary course of business relating to pooling or a plan of unitization affecting the property of any Loan Party, or any part thereof;

(m)	the right reserved or vested in any municipality or governmental or other public authority by the terms of any petroleum or natural gas leases or similar agreements in which any Loan Party has any interest or by any statutory provision to terminate petroleum or natural gas leases or similar agreements in which any Loan Party has any interest, or to require annual or other periodic payments as a condition of the continuance thereof;

(n)	obligations of any Loan Party to deliver petroleum, natural gas, chemicals, minerals or other products to buyers thereof in the ordinary course of business; and

(o)	royalties, net profits and other interests and obligations arising in accordance with standard industry practice and in the ordinary course of business, under petroleum or natural gas leases or similar agreements in which any Loan Party has any interest.

“Person” or “person” means and includes an individual, a partnership, a corporation, a joint stock company, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Prime Rate” means the rate of interest per annum, based on a 365 or 366 day period, as the case may be, in effect from time to time that is equal to the greater of:

(a)	the rate of interest publicly announced by the Bank from time to time as being its reference rate then in effect for determining interest rates for commercial loans in Canadian Dollars made by the Bank in Canada; and

(b)	the average annual rate (rounded upwards, if necessary, to 0.01%) as determined by the Bank as being the average of the “BA 1 month” CDOR Rate applicable to bankers’ acceptances in Canadian Dollars displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swap and Derivatives Association, Inc. definitions, as modified and amended from time to time) plus 1.00%; provided that if such rates do not appear on the Reuters Screen CDOR Page as contemplated, then the CDOR Rate on any day shall be calculated as the arithmetic average of the 30-day discount rates applicable to bankers’ acceptances in Canadian Dollars quoted by three major Canadian Schedule 1 chartered banks chosen by the Bank as of approximately 10:00 a.m. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

Legend Energy Canada Ltd. Offering Letter August 12, 2011	Page 25

“Retractable Preferred Shares” means preferred shares of the Borrower which are retractable at the option of the holder.

“Stamping Fee” means, at any time, a margin, expressed as a rate per annum based on a 365 day period, charged by the Bank for accepting and stamping BAs.

“Unrealized Hedging Gains” means mark to market unrealized gains in respect of Financial Instruments or other risk management products recorded in accordance with generally accepted accounting principles.

“Unrealized Hedging Losses” means mark to market unrealized losses in respect of Financial Instruments or other risk management products recorded in accordance with generally accepted accounting principles.

“U.S. Base Rate” means the rate of interest per annum, based on a 365 or 366 day period, as the case may be, in effect from time to time that is equal to the greater of:

(a)	the rate of interest publicly announced by the Bank from time to time as being its reference rate then in effect for determining interest rates for commercial loans in U.S.$ made by the Bank in Canada; and

(b)	the Federal Funds Effective Rate in effect from time to time multiplied by 365/366, plus a margin on one half (1/2) of one (1) percent (0.50%).

“U.S. Dollar” and the symbol “U.S.$” each means lawful money of the United States of America in same day immediately available funds and, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due.

“Voting Shares” means:

(a)	in respect of a corporation or limited liability company, shares of any class or equity ownership interests of such entity:

(i)	carrying voting rights in all circumstances; or

(ii)	which carry the right to vote conditional on the happening of an event if such event shall have occurred and be continuing;

provided that subparagraph (ii) above shall not include voting rights created solely by statute, such as those rights created pursuant to section 183(4) of the Business Corporations Act (Alberta) as in effect on the date of the Offering Letter;

(b)	in respect of a trust, trust units of the trust:

(i)	carrying voting rights in all circumstances; or

(ii)	which carry the right to vote conditional on the happening of an event if such event shall have occurred and be continuing;

(c)	in respect of a partnership, the partnership interests or partnership units:

(i)	carrying voting rights in all circumstances; or

(ii)	which carry the right to vote conditional on the happening of an event if such event shall have occurred and is continuing.

“Working Capital Deficit” means Current Liabilities minus Current Assets.